Exhibit 4.1.1

ASHFORD HOSPITALITY TRUST, INC.

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

Ashford Hospitality Trust, Inc., a Maryland corporation (the “Corporation”), having its principal office in Dallas, Texas certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Corporation’s charter (the “Charter”), the Board of Directors (the “Board”) and the pricing committee thereof, by resolutions duly adopted on September 9, 2004, and September 15, 2004, respectively, classified and designated 3,000,000 shares of the unissued preferred stock, par value $.01 per share, of the Corporation (“Preferred Stock”) as 8.55% Series A Cumulative Preferred Stock, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

(1) Designation and Number. A series of Preferred Stock of the Corporation, designated the “8.55% Series A Cumulative Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The par value of the Series A Preferred Stock is $.01 per share. The number of shares of Series A Preferred Stock shall be 3,000,000.

(2) Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) prior or senior to any class or series of common stock of the Corporation and any other class or series of equity securities, if the holders of Series A Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Stock”); (ii) on a parity with any class or series of the equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series A Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”); (iii) junior to any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series A Preferred Stock (“Senior Stock”); and (iv) junior to all of the existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series A Preferred Stock.

(3) Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for payment, cash dividends at the rate of 8.55% per annum on the $25.00 liquidation preference (equivalent to $2.1375 per annum per share). Such dividends will be cumulative from the date of original issuance, whether or not in any dividend period or periods (i) such dividends shall be declared, (ii) there shall be funds legally available for the payment of such dividends or (iii) any agreement prohibits payment of such dividends, and such dividends shall be payable quarterly the 15th day of January, April, July and October of each year (or, if not a Business Day (as defined in Article VI of the Charter), the next succeeding Business Day), commencing January 18, 2005. The first dividend will be payable for the period beginning September 22, 2004. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the records of the Corporation at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable dividend payment date. Holders of Series A Preferred Stock will not be entitled to receive any dividends in excess of cumulative dividends on the Series A Preferred Stock at the dividend rate specified in this paragraph. No interest will be paid in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(b) When dividends are not paid in full upon the Series A Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series A Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set aside for payment with respect to any class or series of Parity Stock. Unless full cumulative dividends on the Series A Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set apart for payment with respect to any Junior Stock, nor shall any Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any Junior Stock or Parity Stock (except by conversion or exchange for Junior Stock, or options, warrants or rights to subscribe for or purchase Junior Stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of Junior Stock or Parity Stock. Notwithstanding the foregoing, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Corporation’s qualification as a real estate investment trust for federal income tax purposes (“REIT”).

(c) No dividends on Series A Preferred Stock shall be authorized by the Board or declared or paid or set apart for payment at such time as the terms and provisions of any agreement, including any agreement relating to the Corporation’s indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(d) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code) any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock, then the portion of the capital gains amount that shall be allocable to the holders of Series A Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock.

(e) In determining for purposes of Section 2-311 of the Maryland General Corporation Law or otherwise under the Maryland General Corporation Law whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the liquidation preference of any series of preferred stock with preferential rights on dissolution senior to the Series A Preferred Stock (as discussed in Section 4 below) will not be added to the Corporation’s total liabilities.

(4) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution shall be made to or set apart for the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. If upon any liquidation, dissolution or winding up of the Corporation, its assets, or proceeds thereof, distributable among the holders of Series A Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series A Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

(c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(d) None of a consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory stock exchange by the Corporation or a sale, lease or conveyance of all or substantially all of the Corporation’s property or business shall be considered a liquidation, dissolution or winding up of the Corporation.

(e) The liquidation preference of the outstanding shares of Series A Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under the Maryland General Corporation Law a distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of Series A Preferred Stock.

(5) Redemption by Holders. Shares of Series A Preferred Stock are not redeemable at any time at the option of the holders thereof.

(6) Redemption by the Corporation.

(a) Redemption Right

(i) The Series A Preferred Stock shall not be subject to any sinking fund or mandatory redemption. Except as otherwise set forth herein, shares of Series A Preferred Stock are not redeemable prior to September 22, 2009, except to preserve the status of the Corporation as a REIT for federal income tax purposes. In addition, the Series A Preferred Stock shall be subject to the provisions of Article VI of the Charter pursuant to which Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit shall automatically be transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as provided in Article VI of the Charter.

(ii) On and after September 22, 2009, the Corporation, at its option, upon giving notice as provided below, may redeem Series A Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption. The redemption date shall be selected by the Corporation and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent. Any date fixed for redemption pursuant to this Section 6 is referred to herein as a “Redemption Date.”

(b) Limitations on Redemption.

(i) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed at the option of the Corporation pursuant to Section 6(a) above, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed will be selected by the Board pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders or by lot or by any other equitable manner as prescribed by the Board. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series A Preferred Stock would Beneficially Own or Constructively Own, in excess of the Ownership Limit because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series A Preferred Stock from such holder such that he will not hold in excess of the Ownership Limit subsequent to such redemption.

(ii) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series A Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any shares of Series A Preferred Stock or any other class or series of Junior Stock or Parity Stock (except by conversion into or exchange for shares of any class or series of Junior Stock).

(iii) The foregoing provisions of subsections 6(b)(i) and (ii) shall not prevent any other action by the Corporation pursuant to the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

(c) Procedures for Redemption.

(i) Notice of redemption of the Series A Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of the exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; and (iv) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for cash. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the notice of redemption.

(ii) On or after the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series A Preferred Stock to the Corporation at the place designated in the notice of redemption and thereupon the cash redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series A Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing shares of Series A Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(iii) If notice of redemption has been mailed in accordance with Section 6(c)(i) above and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the Series A Preferred Stock so called for redemption, then from and after the Redemption Date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Series A Preferred Stock called for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series A Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to the Redemption Date). Any interest or other earnings earned on the redemption price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Corporation. Any monies so deposited which remain unclaimed by the holders of Series A Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

(d) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board.

(7) Voting Rights.

(a) Holders of the Series A Preferred Stock shall not have any voting rights, except as provided by law and as described below.

(b) If and whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive (a “Preferred Dividend Default”), the holders of such shares of Series A Preferred Stock (voting together as a single class with all other classes or series of capital stock ranking on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred Stock”) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) who shall each be elected for one-year terms. Such election shall be held at a special meeting called by an officer of the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Series A Preferred Stock or the holders of shares of any other class or series of Parity Preferred Stock so in arrears, unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote for such two directors will be held at the earlier of the next annual or special meeting of the stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared or authorized and a sum sufficient for the payment thereof set aside for payment in full. In such cases, the entire Board automatically shall be increased by two directors. On any matter on which the holders of Series A Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series A Preferred Stock shall have one vote per share, except that when shares of any other series of Preferred Stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other class or series shall have with respect to such matters one vote per $25.00 of stated liquidation preference. With respect to each matter on which the holders of Series A Preferred Stock are entitled to vote, the holder of each share of Series A Preferred Stock may designate a number of proxies equal to the number of votes to which the share is entitled, with each such proxy having the right to vote a whole number of votes on behalf of such holder.

The procedures in this Section 7(b) for the calling of meetings and the election of directors will, to the extent permitted by law, supercede anything inconsistent contained in the Charter or Bylaws of the Corporation and, without limitation to the foregoing, the Bylaws of the Corporation will not be applicable to the election of directors by holders of Series A Preferred Stock pursuant to this Section 7. Notwithstanding the Bylaws of the Corporation, the number of directors constituting the entire Board will be automatically increased to include the directors to be elected pursuant to this Section 7(b).

(c) If and when all accumulated dividends and the dividend for the current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth in Section 7(b) herein (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors constituting the board of directors shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if there is no such remaining director, by vote of holders of a majority of the outstanding shares of Series A Preferred Stock and any other such series of Parity Preferred Stock voting as a single class. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and any other series of Parity Preferred Stock voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter presented to the Board.

(d) The affirmative vote or consent of at least 66-2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series A Preferred Stock and the holders of all other classes or series of preferred stock entitled to vote on such matters, voting as a single class, in addition to any other vote required by the Charter or Maryland law, will be required to: (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock or (ii) amend, alter or repeal any provision of, or add any provision to, the Charter, including the articles supplementary establishing the Series A Preferred Stock, whether by merger, consolidation or other business combination (in any such case, an “Event”) or otherwise if such action would materially adversely affect the powers, rights or preferences of the holders of the Series A Preferred Stock. Neither (i) an amendment of the Charter to authorize, create, or increase the authorized amount of Junior Stock or any shares of any class of Parity Stock, including additional Series A Preferred Stock, nor (ii) an Event, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such Event the Corporation may not be the surviving entity, shall be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Stock. No such vote of the holders of Series A Preferred Stock as described above shall be required if provision is made to redeem all Series A Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.

(e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(8) Restrictions on Transfer, Acquisition and Redemption of Shares. The Series A Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VI of the Charter; provided, however, that the terms and conditions (including exceptions and exemptions) of Article VI of the Charter shall also be applied to the Series A Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series A Preferred Stock. In addition to the legend contemplated by Article VI, Section 2.9 of the Charter, each certificate for Series A Preferred Stock shall bear substantially the following legend:

“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

(9) Conversion. The shares of Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Corporation.

SECOND : The Series A Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

THIRD : These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH : These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FIFTH : The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Operating Officer and attested to by its Secretary of this 21st day of September, 2004.

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DOUGLAS KESSLER
Douglas Kessler
Chief Operating Officer

ATTEST:

By:	/s/ DAVID A. BROOKS
David A. Brooks
Secretary

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